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Exhibit 10.43

December 10, 2003

Mr. Abraham N. Reichental
3D Systems Corporation
26081 Avenue Hall
Valencia, CA 91355

Dear Abe:

        The purpose of this letter is to clarify the provisions of your employment agreement dated September 19, 2003 relating to the number of shares of the common stock of 3D Systems Corporation to be awarded to you as incentive stock options and the vesting schedule of those options in order to comply with applicable regulatory limitations. When executed by you and the Chairman of the Board of 3D Systems in the spaces provided below, this letter will constitute an amendment to your employment agreement, and all other provisions of your employment agreement will remain in full force and effect.

        Based on a review of the applicable legal requirements relating to the 400,000 shares of 3D Systems' common stock to be awarded to you under option agreements, 55,401 shares will be covered by incentive stock options, and the remaining 344,599 shares will be covered by non-qualified stock options.

        The vesting of your incentive stock options shall be as follows: The shares shall vest over a period of four years, with 3,462 shares vesting on December 31, 2003, 10,388 shares vesting on September 19, 2004, the first anniversary of the date of grant, and the remaining shares vesting in approximately equal monthly installments beginning on October 19, 2004 (35 installments of 1,154 shares and a 36th installment of 1,161 shares).

        If you are in agreement with the foregoing, please sign and return a copy of this letter to Bob Grace.

Sincerely,

3D SYSTEMS CORPORATION

By:	/s/ G. WALTER LOEWENBAUM, II G. Walter Loewenbaum, II Chairman of the Board of Directors
Accepted and agreed:
	/s/ ABRAHAM N. REICHENTAL Abraham N. Reichental	Date:	December 17, 2003

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  Exhibit 10.43